Exhibit 2.1

EXECUTION VERSION

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT, dated as of January 3, 2014 (this “Agreement”), is entered into by and among Black Knight Financial Services, Inc., a Delaware corporation (“Black Knight”) and Black Knight InfoServ, LLC (formerly known as Lender Processing Services, Inc.), a Delaware limited liability company (“BKI” and together with Black Knight, the “Parties”).

W I T N E S S E T H

WHEREAS, Black Knight owns 100% of the outstanding equity interests of BKI; and

WHEREAS, BKI desires to distribute (the “Distribution”) all of its limited liability company membership interests in certain subsidiaries of BKI and its equity interests in certain other subsidiaries of BKI, in each case as set forth on Schedule A hereto, that are engaged in the transaction services business (collectively, the “TS Subsidiaries”) to Black Knight.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Distribution. BKI shall distribute to Black Knight all of its rights, title, and interest in and to the TS Subsidiaries. Black Knight hereby accepts the Distribution, and acquires the TS Subsidiaries. The Parties intend that the Distribution be treated as a disregarded transaction for U.S. federal income tax purposes.

2. Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which shall constitute one and the same instrument.

3. Governing Law. This Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

4. Amendments, Modifications, Waivers. This Agreement may be waived, changed, modified or discharged only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification or discharge is sought.

5. Headings. The section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

6. Further Assurances. Each of the Parties hereto shall execute and cause to be delivered to the other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

BLACK KNIGHT FINANCIAL SERVICES, INC.

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and Corporate Secretary

BLACK KNIGHT INFOSERV, LLC

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and Corporate Secretary

SCHEDULE A

TS Subsidiaries

LPS National TaxNet, LLC
LPS National Flood, LLC
OnePointCity, LLC
LPS Real Estate Group, LLC
LSI Appraisal, LLC
LSI Title Company
LSI Title Agency, Inc.
LTC Sub, Inc.
Lender’s Service Title Agency, LLC
LRT Record Services, LLC
LSI Alabama, LLC
LSI Title Agency of Arkansas, LLC
LSI Title Company of Oregon, LLC
LSI Title Insurance Agency of Utah, LLC
RealInfo, L.L.C. (50%)
LPS Default Management, LLC
LPS Default Solutions, LLC
LPS Agency Sales and Posting, LLC
LPS Asset Management Solutions, LLC
LPS Field Services, LLC
LPS Cares Foundation, Inc.
LPS Foundation, Inc.
Whitehawk, LLC